                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Covad News Media Contact:         Covad Investor Relations:
Kathleen Greene                   Susan Crawford, VP FP&A & Investor Relations
Covad Communications              Covad Communications
408.952.7434                      408.434.2130
kgreene@covad.com                 InvestorRelations@covad.com

                      COVAD COMMUNICATIONS GROUP ANNOUNCES

                           THIRD QUARTER 2003 RESULTS

             Covad Records Fifth Consecutive Quarter of Line Growth;
                 Revenues Increase Nine Percent for the Quarter

SAN JOSE, CALIF., (OCTOBER 22, 2003) - Covad Communications Group, Inc. (OTCBB:
COVD), a leading national broadband service provider of high-speed Internet and network access, today reported results for the third quarter ended September 30, 2003. During the third quarter, Covad:

         - Increased digital subscriber lines by 38,000 to 491,000, an eight percent increase over lines in service at the end of the second quarter of 2003 and a 29 percent increase from the beginning of the year;

         - Increased revenue nine percent to $100.5 million from second quarter 2003 revenue of $92.4 million;

         - Reduced loss before interest, taxes, depreciation and amortization (EBITDA) to $6.0 million compared to a loss of $8.4 million in the second quarter of 2003; and

         - Posted a net loss of $25.1 million, or $0.11 per share, compared to a net loss of $27.3 million, or $0.12 per share, for the second quarter of 2003.

"As we continue to take full advantage of operating the only national broadband network and executing our business strategy we remain focused on delivering results and achieving our 2003 financial objectives," said Charles Hoffman, president and chief executive officer of Covad. "In this quarter, we continued to grow both the wholesale and direct arms of our business and achieved our fifth consecutive quarter of line growth. We also continued our fiscal discipline, which helped us to build the foundation for EBITDA profitability in 2004 and the potential to turn the corner on EBITDA profitability in the fourth quarter of 2003."

BUSINESS HIGHLIGHTS

- The launch of Covad's digital subscriber line (DSL) service in AT&T's voice communication bundle for residential users in five states.

- The expansion of Covad's partnership with MCI implementing new line splitting agreements that enable MCI to bundle their local and long distance voice services with Covad's DSL service. MCI has launched marketing efforts for its line-splitting bundle in about 20 markets.

- The expansion of Covad's partnership with Z-Tel to include a line splitting agreement, enabling Z-Tel to bundle their local and long distance voice services with Covad's DSL service. Z-Tel is expected to launch sales later this year.

- The announcement of a two-year agreement that will enable VarTec and its subsidiary, Excel Telecommunications, to bundle Covad's DSL services with their local and long distance voice services. VarTec will initiate sales in 2004.

"We believe the consumer adoption of line splitting will build momentum during the remainder of 2003 and throughout 2004," Hoffman added.

REVENUE

Total revenue for the third quarter of 2003 was $100.5 million, compared to $92.4 million for the second quarter of 2003. The company's wholesale subscribers contributed $76.0 million of revenue, or 76 percent, while direct subscribers contributed $24.5 million of revenue, or 24 percent. At September 30, 2003, Covad had approximately 420,000 wholesale and approximately 71,000 direct lines in service.

For the third quarter of 2003, broadband subscription billings were $82.4 million compared to $76.1 million for the second quarter of 2003, an eight percent increase. Management uses broadband subscription billings to evaluate the performance of its business and believes broadband subscription billings are a useful measure for investors as they represent a key indicator of the growth of the company's core business. Please refer to the Selected Financial Data, including Note 3, for additional information, including a reconciliation of this non-GAAP financial performance measure to the most comparable GAAP measure.

GROSS MARGIN, SG&A, AND EBITDA

For the third quarter of 2003, gross margin was $26.5 million, or 26.3 percent of revenue, compared to 25.7 percent for the second quarter of 2003. Gross margin included $5.2 million of migration expenses related to the Qwest customer list acquisition. Sales, marketing, general and administrative (SG&A) expenses were $32.5 million for the third quarter of 2003, compared to $32.3 million for the second quarter of 2003. Third quarter SG&A included $1.4 million of migration expenses related to the Qwest customer list acquisition.

EBITDA for the third quarter of 2003 was a loss of $6.0 million, compared to an EBITDA loss of $8.4 million in the second quarter of 2003. Third quarter EBITDA includes $6.6 million of expenses related to migration expenses for the Qwest customer list acquisition. Refer to the Selected Financial Data, including Note 2, for a reconciliation of this non-GAAP financial performance measure to the most comparable GAAP measure and other information.

NET LOSS AND LOSS FROM OPERATIONS

Net loss for the third quarter of 2003 was $25.1 million, or $0.11 per share, compared to a net loss of $27.3 million, or $0.12 per share, for the second quarter of 2003. Loss from operations for the third quarter of 2003 was $23.9 million, compared to $26.2 million in the second quarter of 2003.

BALANCE SHEET

As of September 30, 2003, cash, cash equivalent and short-term investment balances, including restricted cash and investments, were $135.2 million compared to $154.6 million as of June 30, 2003. Third quarter net cash usage of $19.4 million included approximately $18.8 million of capital expenditures and $4.2 million of migration expenses related to the Qwest customer list acquisition.

Mark Richman, chief financial officer of Covad, said, "During the third quarter, our efforts to generate line count growth and revenue continued to pay off. We have been building long-term strategic partnerships, and this quarter we benefited from our transaction with Qwest as our business lines grew nine percent."

"We believe our broadband subscription billings growth combined with our scalable cost structure will drive our success. This quarter our cost reduction initiatives continued to yield gains. We continue to invest in capital expenditures to support growth and network enhancements."

OPERATING STATISTICS

- At the end of the third quarter, Covad had approximately 285,000 consumer lines and 206,000 business lines in service, representing approximately 58 percent and 42 percent of total lines, respectively. Total lines in service grew eight percent from the second quarter of 2003 and 29 percent from the beginning of the year.

- Weighted Average Revenue Per User (ARPU) was approximately $58 during the third quarter of 2003, down from $59 in the second quarter of 2003.

- Net customer disconnections, or churn, averaged approximately 3.9 percent in the third quarter of 2003 compared to 3.4 percent in the second quarter of 2003. Over the last year, Covad has accelerated consumer line growth through wholesale agreements with its partners. As such, the company believes the increase in churn was largely due to the aggressive customer acquisition strategies employed by some of Covad's partners to target the consumer market. These strategies include offering consumers low-to-no cost DSL service for the first few months. While these "trial-to-buy" offers create an increase in subscribers, they also result in higher than average disconnects within the first few months of DSL service as these offers expire.

"Covad is actively working with our partners to reduce churn," Hoffman said. "For example, we have implemented an assisted installation program to help the customer get up and running on DSL faster. We believe this program will have a positive impact on our future consumer churn."

BUSINESS OUTLOOK

Covad currently expects revenue for the fourth quarter of 2003 to be in the range of $101 million to $105 million with subscriber growth in the range of 35,000 to 38,000 lines. Broadband subscription billings for the fourth quarter of 2003 are expected to be in the range of $84 million to $88 million.

For the fourth quarter of 2003, Covad expects its net loss to be in the range of $18 million to $23 million, and EBITDA to be in the range of a negative $2 million to positive $2 million. Net usage of cash, cash equivalents and short-term investments, including restricted cash and investments, in the fourth quarter of 2003 is expected to be in the range of $20 million to $25 million. Covad's expected net cash usage for the fourth quarter includes the first interest payment of $5.5 million due on the company's term note payable to SBC. The payment represents interest accrued during the first year of the four-year note.

"We continue to meet our financial objectives and are very excited about the possibility of turning the corner on EBITDA profitability in the fourth quarter," Hoffman said. "We are entering a period of transition, as we begin to move from line sharing to line splitting, which allows Covad to provide the critical ingredient of DSL in a voice and data bundle with our strategic partners. While this transition will take some time to fully implement, we believe bundling will be a major contributor to our growth in 2004 as the demand for line splitting builds momentum."

Hoffman added, "We enter the fourth quarter with a relentless focus on becoming more efficient to grow a sustainable business with financial discipline. An example of this financial discipline is the recent move of our corporate headquarters to a new location, which will reduce our annual operating expenses. Combining this financial discipline with our efforts to increase customer satisfaction, Covad is achieving its goal of making broadband better for our customers and our partners."

CONFERENCE CALL INFORMATION

Covad will conduct a conference call to discuss these financial results on Wednesday, October 22 at 8:30 a.m. Eastern Time (ET)/ 5:30 a.m. Pacific Time
(PT). The conference call will be webcast over the Internet. To listen to the call, visit the Covad web site at www.covad.com/companyinfo/investorrelations. Investors and press may also listen by telephone to the call by dialing (706) 634-1308 and are advised to call in 10 minutes prior to the start time. The conference call will be recorded and available for replay listening until 12:00 a.m. EDT on Friday, October 24, 2003, by dialing (800) 642-1687 or (706) 645-9291, pass code 3074220. The webcast will be available through our web site until October 28, 2004.

ABOUT COVAD COMMUNICATIONS

Covad is a leading national broadband service provider of high-speed Internet and network access utilizing Digital Subscriber Line (DSL) technology. It offers DSL, T1, managed security,

IP and dial-up services and bundled voice and data services directly to end users and to Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad's network currently serves 96 of the top Metropolitan Statistical Areas (MSAs) and covers more than 40 million homes and businesses or approximately 45 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles Road, San Jose, CA 95134. Telephone:
1-888-GO-COVAD. Web site: www.covad.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

The statements contained in this press release that are not historical facts are "forward-looking statements," including Covad's expected revenue, net loss, EBITDA, broadband subscription billings, net usage of cash, cash equivalents and short-term investments and other financial measures, anticipated subscriber growth, anticipated churn, and the statements made by the president and CEO and CFO and the assumptions underlying such statements. Actual events or results may differ materially as a result of risks facing Covad or actual results differing from the assumptions underlying such statements. Such risks and assumptions include, but are not limited to, future FCC rulemaking, the terms and interpretations of the Triennial Review order published August 21, 2003 by the FCC, Covad's ability to continue as a going concern, to continue to service and support its customers, to successfully market its services to current and new customers, to manage the consolidation of sales to a fewer number of wholesale customers, to successfully migrate end users, Covad's ability to generate customer demand, to achieve acceptable pricing, to respond to competition, to develop and maintain strategic relationships, to manage growth, to receive timely payment from customers, to access regions and negotiate suitable interconnection agreements, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative, and judicial developments and the absence of an adverse result in litigation against Covad. Covad disclaims any obligation to update any forward-looking statement contained in this press release. All forward-looking statements are expressly qualified in their entirety by the "Risk Factors" and other cautionary statements included in Covad's SEC Annual Report on Form 10-K for the year ended December 31, 2002 and the 10-Q for the quarter ended June 30, 2003, along with Current Reports on Form 8-K filed from time to time with the SEC.

                        COVAD COMMUNICATIONS GROUP, INC.
                             SELECTED FINANCIAL DATA
                                 (IN THOUSANDS)

SELECTED BALANCE SHEET DATA                                                              AS OF               AS OF
                                                                                      SEP 30, 2003       JUN 30, 2003
                                                                                      ------------       ------------
Cash, cash equivalents, and short term investments                                     $ 134,795           $ 154,199
Restricted cash and investments                                                              400                 400
Accounts receivable, net                                                                  27,770              25,105
All other current assets                                                                  16,608              18,792
Property, equipment, collocation fees, and other intangible assets, net                  137,366             136,979
Deferred costs of service activation                                                      31,848              34,668
All other long-term assets                                                                 7,396               8,652
                                                                                       ---------           ---------
  Total assets                                                                         $ 356,183           $ 378,795
                                                                                       =========           =========
Total current liabilities                                                              $ 122,351           $ 117,994
Long-term debt                                                                            50,000              50,000
Collateralized customer deposit                                                           62,204              64,183
Deferred gain on deconsolidation of subsidiary                                            53,963              53,963
Unearned revenues                                                                         63,488              68,132
Total stockholders' equity                                                                 4,177              24,523
                                                                                       ---------           ---------
  Total liabilities and stockholders' equity                                           $ 356,183           $ 378,795
                                                                                       =========           =========

                        COVAD COMMUNICATIONS GROUP, INC.
                             SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS DATA                THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                       --------------------------------------------  ----------------------------
                                                        SEP 30, 2003   JUN 30, 2003   SEP 30, 2002   SEP 30, 2003   SEP 30, 2002
                                                       -------------   -------------  -------------  -------------  -------------
Revenues, net                                          $     100,507   $      92,445  $      96,206  $     283,812  $     295,605
Operating expenses:
   Network and product costs                                  74,052          68,727         69,546        211,803        236,002
   Sales, marketing, general and administrative               32,510          32,300         41,173        102,189        112,210
   Provision for bad debts (bad debt recoveries), net             (8)           (164)        (1,731)            26            312
   Depreciation and amortization of
      property and equipment                                  13,054          13,752         33,498         41,399         92,882
   Amortization of collocation fees
      and other intangible assets                              4,775           4,024          3,700         12,795         10,990
   Litigation-related expenses                                  --              --            1,884           --           (9,029)
                                                       -------------   -------------  -------------  -------------  -------------
                                                             124,383         118,639        148,070        368,212        443,367
                                                       -------------   -------------  -------------  -------------  -------------

Loss from operations                                         (23,876)        (26,194)       (51,864)       (84,400)      (147,762)

Other income (expense), net                                   (1,267)         (1,093)           157         (2,752)        (1,577)
                                                       -------------   -------------  -------------  -------------  -------------
Net loss                                               $     (25,143)  $     (27,287) $     (51,707) $     (87,152) $    (149,339)
                                                       =============   =============  =============  =============  =============
   Basic and diluted net loss per share                $       (0.11)  $       (0.12) $       (0.23) $       (0.39) $       (0.68)
                                                       =============   =============  =============  =============  =============
Weighted average number of common shares
   used in computing basic and diluted
      net loss per share                                 224,872,907     223,724,040    220,432,609    224,019,089    218,901,267
                                                       =============   =============  =============  =============  =============
Gross Margin (Note 1)                                  $      26,455   $      23,718  $      26,660  $      72,009  $      59,603
      % of revenue                                              26.3%           25.7%          27.7%          25.4%          20.2%

EBITDA CALCULATION (NOTE 2)                                        THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                      --------------------------------------------    ---------------------------
                                                      SEP 30, 2003    JUN 30, 2003    SEP 30, 2002    SEP 30, 2003   SEP 30, 2002
                                                      ------------    ------------    ------------    ------------   ------------
Net Loss                                               $ (25,143)      $ (27,287)      $ (51,707)      $ (87,152)      $(149,339)
Plus:  Other (income) expense, net                         1,267           1,093            (157)          2,752           1,577
       Depreciation and amortization of
            property and equipment                        13,054          13,752          33,498          41,399          92,882
       Amortization of collocation fees
             and other intangible assets                   4,775           4,024           3,700          12,795          10,990
                                                       ---------       ---------       ---------       ---------       ---------
   EBITDA (Note 2)                                     $  (6,047)      $  (8,418)      $ (14,666)      $ (30,206)      $ (43,890)
                                                       =========       =========       =========       =========       =========

NET CASH USAGE CALCULATION                                               THREE MONTHS ENDED               NINE MONTHS ENDED
                                                               ----------------------------------------  --------------------------
                                                               SEP 30, 2003  JUN 30, 2003  SEP 30, 2002  SEP 30, 2003  SEP 30, 2002
                                                               ------------  ------------  ------------  ------------  ------------
Net decrease in cash, cash equivalents, and short term          $(19,404)      $(23,199)     $(17,069)     $(69,873)     $(64,359)
   investments including restricted cash and investments
Less:  Cash paid for Qwest customer list acquisition                   0          3,750             0         3,750             0
                                                                --------       --------      --------      --------      --------
   Net decrease in cash and cash equivalents
        excluding Qwest customer list acquisition               $(19,404)      $(19,449)     $(17,069)     $(66,123)     $(64,359)
                                                                ========       ========      ========      ========      ========

                        COVAD COMMUNICATIONS GROUP, INC.

SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT BY OPERATING DATA)

CONSOLIDATED REVENUE DATA                                   THREE MONTHS ENDED                       NINE MONTHS ENDED
                                             ----------------------------------------------     -----------------------------
                                             SEP 30, 2003     JUN 30, 2003     SEP 30, 2002     SEP 30, 2003     SEP 30, 2002
                                             ------------     ------------     ------------     ------------     ------------
Broadband subscription billings (Note 3)      $  82,420        $  76,101        $  64,698        $ 229,469        $ 197,376
High-capacity circuit billings                    5,014            5,036            6,457           15,847           22,094
Dial-up billings                                  1,377            1,528            1,864            4,638            8,754
                                              ---------        ---------        ---------        ---------        ---------
                 Total Billings, net          $  88,811        $  82,665        $  73,019        $ 249,954        $ 228,224
Financially distressed partners (Note 4)            (84)              88            5,750             (237)           8,095
Customer rebates and incentives not
      subject to deferral (Note 5)               (3,917)          (4,755)            (207)         (11,939)            (232)
Other revenues, net (Note 6)                     15,697           14,447           17,644           46,034           59,518
                                              ---------        ---------        ---------        ---------        ---------
                  Revenues, net               $ 100,507        $  92,445        $  96,206        $ 283,812        $ 295,605
                                              =========        =========        =========        =========        =========

CONSOLIDATED NETWORK & PRODUCT COSTS DATA                   THREE MONTHS ENDED                       NINE MONTHS ENDED
                                              ----------------------------------------------   ----------------------------
                                              SEP 30, 2003     JUN 30, 2003     SEP 30, 2002   SEP 30, 2003    SEP 30, 2002
                                              ------------     ------------     ------------   ------------    ------------
Direct Cost of Total Billings, net (Note 8)     $ 16,828         $ 17,072         $ 14,454       $ 51,232       $ 50,041
Other Network and Product Costs (Note 9)          57,224           51,655           55,092        160,571        185,961
                                                --------         --------         --------       --------       --------
                 Network and Product Costs      $ 74,052         $ 68,727         $ 69,546       $211,803       $236,002
                                                ========         ========         ========       ========       ========

KEY OPERATING DATA                           THREE MONTHS ENDED
                               -----------------------------------------------
                               SEP 30, 2003     JUN 30, 2003      SEP 30, 2002
                               ------------     ------------      ------------
Lines
                 Wholesale        419,721          394,874          326,242
                 Direct            71,204           58,585           32,252
                                   ------           ------           ------
Total Company                     490,925          453,459          358,494

Total Company ARPU               $     58         $     59         $     59
Business
                 Lines            206,415          189,379          175,733
                 ARPU            $     92         $     90         $     85
Consumer
                 Lines            284,510          264,080          182,761
                 ARPU            $     33         $     35         $     35

                        COVAD COMMUNICATIONS GROUP, INC.
                            SELECTED FINANCIAL DATA
                                 (In thousands)

THREE MONTHS ENDING DECEMBER 31, 2003 - BUSINESS OUTLOOK

EBITDA CALCULATION (NOTE 2)                                                                     THREE MONTHS ENDING
                                                                                                    DEC 31, 2003
                                                                                    --------------------------------------------
                                                                                           PROJECTED RANGE OF RESULTS
                                                                                    --------------------------------------------
    Net Loss                                                                                $ (23,000)   to            $ (18,000)
    PlusOther (income) expense, net                                                             1,000    to                  500
        Depreciation and amortization of property and equipment                                16,500    to               16,000
        Amortization of collocation fees and other intangible assets                            3,500    to                3,500
                                                                                   ------------------         ------------------

      EBITDA (Note 2)                                                                        $ (2,000)   to              $ 2,000
                                                                                   ==================         ==================



CONSOLIDATED REVENUE DATA                                                                        THREE MONTHS ENDING
                                                                                                     DEC 31, 2003
                                                                                    --------------------------------------------
                                                                                              PROJECTED RANGE OF RESULTS
                                                                                    --------------------------------------------


    Broadband subscription billings (Note 3)                                                 $ 84,000    to             $ 88,000
    High-capacity circuit billings                                                              4,500    to                5,500
    Dial-up billings                                                                            1,200    to                1,400
                                                                                    -----------------         ------------------

      Total Billings, net                                                                    $ 89,700    to             $ 94,900
    Financially distressed partners (Note 4):                                                    (100)   to               (1,500)
    Customer rebates and incentives not subject to deferral (Note 5)                           (1,500)   to               (3,000)
    Other revenues, net (Note 6)                                                               12,900    to               14,600
                                                                                    -----------------         ------------------

        Revenues, net                                                                       $ 101,000    to            $ 105,000
                                                                                    =================         ==================



THREE MONTHS ENDING MARCH 31, 2004 - EBITDA BREAKEVEN

EBITDA CALCULATION (NOTE 2)                                                                      THREE MONTHS ENDING
                                                                                                     MAR 31, 2004
                                                                                    ---------------------------------------------
                                                                                                   PROJECTED RESULTS
                                                                                    ---------------------------------------------
    Net Loss                                                                                $ (22,000)    to             $ (17,000)
    PlusOther (income) expense, net                                                           $ 1,000     to               $ 1,000
        Depreciation and amortization of property and equipment                                17,500     to                16,500
        Amortization of collocation fees and other intangible assets                            3,500     to                 3,500
                                                                                    -----------------             ----------------
      EBITDA (Note 2)                                                                             $ 0     to               $ 4,000
                                                                                    =================             ================

NOTES TO UNAUDITED SELECTED FINANCIAL DATA

1. Gross margin is calculated by subtracting network and product costs from revenues, net.

2. Management believes that Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), defined as net loss prior to (i) depreciation and amortization of property and equipment, (ii) amortization of intangible assets and (iii) other income (expense), net, is a useful measure because it provides additional information about the Company's ability to meet future capital expenditures and working capital requirements and fund continued growth. Management also uses EBITDA to evaluate the performance of its business segments and as a factor in its employee bonus program. EBITDA may be defined differently by other companies and should not be used as an alternative to our operating and other financial information as determined under accounting principles generally accepted in the United States. EBITDA is not a prescribed term under accounting principles generally accepted in the United States, does not directly correlate to cash provided by or used in operating activities and should not be considered in isolation, nor as an alternative to more meaningful measures of performance determined in accordance with accounting principles generally accepted in the United States. EBITDA generally excludes the effect of capital costs.

3. Broadband subscription billings is defined as customer bills issued within the period for services provided during such period (or to be provided in future periods). Broadband subscription billings exclude charges for Federal Universal Service Fund ("FUSF") assessments, dial-up services, and high- capacity circuits. Broadband subscription billings include bills issued to customers that are classified as financially distressed and whose revenue is only recognized if cash is received (refer to Note 4 below for a more detailed discussion on accounting for financially distressed partners). Management believes broadband subscription billings is a useful measure for investors as it represents a key indicator of the growth of the Company's core business. Management uses broadband subscription billings to evaluate the performance of its business segments.

4. When the Company determines that (i) the collectibility of a bill issued to a customer is not reasonably assured or (ii) its ability to retain some or all of the payments received from a customer that has filed for bankruptcy protection is not reasonably assured, the customer is classified as "financially distressed" for revenue recognition purposes. A bill issued to a financially distressed customer is recognized as revenue when services are rendered and cash for those services is received, assuming all other criteria for revenue recognition have been met, and only after the collection of all previous outstanding accounts receivable balances. Consequently, significant timing differences may occur from the time a bill is issued, the time the services are provided and the time that cash is received and revenue is recognized.

5. Customer rebates and incentives not subject to deferral consist of amounts paid or accrued under marketing, promotion and rebate incentive programs with certain customers. Rebates and incentives paid or accrued under these programs are not accompanied by any up-front charges billed to customers. Therefore, these charges are accounted for as reductions of revenue as incurred.

6. Other revenues consist primarily of revenue recognized from amortization of prior period SAB 101 deferrals (refer to Note 7 below for a discussion of SAB 101), FUSF and dial-up charges billed to our customers and other revenues not subject to SAB 101 deferral because they do not relate to an on-going customer relationship or performance of future services.

7. In the fourth quarter of 2000, retroactive to January 1, 2000, the Company adopted an accounting policy to account for up-front fees associated with service activation and the related incremental direct costs in accordance with SAB 101.The Company recognizes up-front fees associated with service activation, net of any amounts concurrently paid or accrued under certain marketing, promotion and rebate incentive programs, over the expected term of the customer relationship, which is presently estimated to be 24 months, using the straight-line method. The Company also treats the incremental direct costs of service activation (which consist principally of customer premises equipment, service activation fees paid to other telecommunications companies and sales commissions) as deferred charges in amounts that are no greater than the up-front fees that are deferred, and such deferred incremental direct costs are amortized to expense using the straight-line method over 24 months.

8. Direct costs of total billings, net consists of monthly charges we receive from telecommunications carriers to support the delivery of broadband services to our customers. Direct costs of total billings, net includes the on-going costs associated with high-capacity circuits provisioned for our wholesalers and the costs associated with local loops provisioned for our broadband and dial-up end-users.

9. Other network and product costs consist of all other costs, excluding depreciation and amortization, associated with operating, maintaining and monitoring our networks and delivering service to our customers.


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